EXHIBIT 5.1

[Letterhead of Pillsbury Winthrop LLP]

June 18, 2003

BioLase Technology, Inc.

981 Calle Amanecer

San Clemente, California 92673

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as counsel for BioLase Technology, Inc., a Delaware corporation (the “Company”), in connection with the registration for resale of up to an aggregate of 307,500 shares of Common Stock, par value $0.001 per share (the “Common Stock”), of the Company, pursuant to the Company’s Registration Statement on Form S-3 (such Registration Statement, as amended, is herein referred to as the “Registration Statement”). In this regard we have participated in the preparation of the Registration Statement. We are of the opinion that the shares of Common Stock have been validly issued, and, to our knowledge, are fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus included therein.

Very truly yours,

/s/    Pillsbury Winthrop LLP

Pillsbury Winthrop LLP